Exhibit 10.01


                  TECHNOLOGY ENHANCEMENT AND MARKETING CONTRACT

This Technology Enhancement and Marketing Contract (hereinafter Agreement) is entered into as of the 1st day of June, 1999 by and between HealthLink International Inc. (hereinafter HLI) whose address is 140 Dorchester Square, Suite B, Westerville, Ohio 43081, and Longport, Incorporated (hereinafter LPT1) whose address is 791 5. Chester Road, Swarthmore, Pennsylvania 19081, who shall be known as the parties to this Agreement.

WHEREAS, the parties desire to enter into this Agreement whereby HLI will provide Five Million Dollars over the next five years to fund research for bio-medical technology enhancements to and for Longport's digital scanner technologies, and LPTI agrees to provide and oversee the development of these technology enhancements, and

WHEREAS, LPTI and HLI agree to share in the proceeds from the sale and/or lease of all enhancements and new applications of the Longport Digital Scanner developed as a result of the research funded by HLI, as well as the sale and/or lease of the Longport Digital Scanner in its existing form by HLI personnel and/or associated entities, and

WHEREAS, the parties hereby state that they will cooperate in other matters including, but not limited to, the marketing of current Longport Digital Scanner technologies both domestically and internationally, and the joint review and funding of other technologies created by third parties,

NOW THEREFORE, in consideration of the foregoing, the parties agree as follows:

1. HLI shall provide the Five Million Dollars in increments of $30,000.00 a month for the first year, $60,000.00 a month for the second year, $120,000.00 a month for the third and fourth years and $100,000.00 a month for the fifth year until a total of Five Million Dollars is expended.

2. HLI payments in accordance with Paragraph 1 above shall begin effective June 1, 1999.

3. HLI has provided $50,000.00 to LPTI as an initial deposit, $30,000.00 of which shall be applied to the June 1, 1999 payment, and $20,000.00 of which shall be applied to the July 1, 1999 payment.

4. LPTI and HLI shall share in the proceeds from the sale and/or lease of all enhancements and new applications of the Longport Digital Scanner developed as a result of the research funded by HLI pursuant to this Agreement with HLI receiving from LPTI ten percent of the gross revenues from


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the sale and/or lease of the  enhancements  and new applications of the Longport
Digital Scanner developed as a result of the research funded by HLI pursuant to this Agreement for a period of ten years.

5. HLI will submit any literature that HLI creates which mentions the Longport Digital Scanner to LPTI for approval prior to publication by HLI.

6. HLI shall have the exclusive right to market a veterinary card to consumers, which card shall be associated with the use of the Longport Digital Scanner by veterinarians, and HLI shall have the non-exclusive right to market the Longport Digital Scanner to veterinarians.

7. LPTI will give HLI the opportunity to finance up to fifty percent of the Longport Digital Scanners produced, and for each Longport Digital Scanner so financed by HLI, LPTI and HLI will share equally in the lease income of $2,000.00 per month.

8. This Agreement can be terminated by LPTI if HLI shall fail to make any required payment within thirty-one (31) days of the due date (the 1st business day of each month unless specifically stated otherwise in writing) or shall knowingly misrepresent the effectiveness of the LDS Scanner or the relationship between LPTI and HLI. HLI will be granted an opportunity to cure any pending default to the satisfaction of LPTI within thirty days of any notification of said pending default.

9. This Agreement can at the option of HLI be terminated by HLI if LPTI shall fail to use the funds provided for the development of bio-medical technology enhancements of the Longport Digital Scanner. LPTI will be granted an opportunity to cure any pending default to the satisfaction of HLI within thirty days of any notification of said pending default.

10. LPTI will provide an accounting monthly to HLI outlining the use of the funds provided by HLI to LPTI pursuant to Paragraph 1 of this agreement.

11. Both parties agree that all disputes shall be resolved by binding arbitration using the services of the American Arbitration Association, in Philadelphia, Pennsylvania.

12. This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania.

13. If a court of competent jurisdiction shall determine that any of the terms of this Agreement are unenforceable, the remaining terms shall continue in full force and effect.




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14. This Agreement shall be binding on the parties, their heirs, assignees and/or successors in interest.

IN WITNESS WHEREOF, the parties have set their hands and seals, intending to be legally bound hereby.

For:  Longport, Incorporated:

/s/  James R. McGonigle
---------------------------------
James R. McGonigle, CEO


/s/  William B. Mullin
---------------------------------
William B. Mullin, President


For:  HealthLink International, Inc.:

/s/  Hubert T. McDonald
-------------------------------------
Hubert T. McDonald, CEO

/s/  Gene Armold
-------------------------------------
Gene Armold, President







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